Exhibit 10.12

November 30, 2007

Lee Thomas Zane

Re:
Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Lee:

I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the "Company") as Medical Director, a full-time, exempt level position directly reporting to Karl Beutner, Senior Vice President, Chief Medical Officer, working in our Bay Area location. Subject to fulfillment of all conditions imposed by this offer letter, we would like your start date to be as soon as possible and no later than January 2, 2008, as mutually agreed to by you and the Company. In this position you will primarily be responsible for creating the clinical development plans and supporting protocols for phase I-III clinical trials of novel drugs for the treatment of a broad range of disease process, including but not limited to, fungal infections, bacterial infections, viral infections as well as inflammatory processes. While these efforts will be directed primarily towards tropical products, other dosage forms might also be developed. In addition, you will be responsible for working with the Senior Director of Clinical Operations in the conduct of trials by serving as the medical monitor of Anacor—sponsored trials, as well as performing other duties as assigned. The terms of our offer and the benefits currently provided by the Company are as follows:

  1.
  Your starting base salary will be $8,958.33 per semi-monthly pay period, which is equivalent to $215,000 annually, and will be paid per the Company's standard payroll process and less all applicable taxes and withholdings. In addition, the Company will provide you with a one-time sign-on bonus in the amount of $30,000 ("Sign-on Bonus"). The Sign-on Bonus will be paid to you in your first regular paycheck following your effective date of hire and will be subject to all applicable payroll taxes and withholdings. If your employment with the Company terminates by reason of voluntary resignation or for Cause (as defined below), within one year of your effective start date, you agree to repay the Company, the pro-rated portion of the total Sign-on Bonus corresponding to the remaining period in the one year. Such repayment will be due to the Company upon termination of employment. For purposes of this agreement "Cause" is defined as failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company; causing material loss or damage to the Company; a good faith determination by the Company's Chief Executive Officer of substandard performance or failure to perform duties determined by the Company; unethical or fraudulent conduct; material breach of a term of this offer agreement or of the Confidential Information and Invention Assignment Agreement, including, without limitation, theft of the Company's proprietary information; or an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

  2.
  You will also be eligible for a performance bonus of up to twenty percent (20%) of your base salary ("Performance Bonus"), contingent on your achievement of individual performance objectives as mutually established by you and the Company ("Individual Component") and the Company's achievement of its corporate objectives ("Company Component"). The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service. The Company Component of the Performance Bonus will be assessed on, and if earned, paid on an annual basis, and prorated for your length of service. The Company will determine, in its sole discretion, the level of achievement of each Performance Bonus component. The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings.

  3.
  As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off ("PTO") equal to four

    (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

  4.
  It is understood that you may spend one day per week at UCSF seeing patients and orchestrating a seamless transition for the first 3-6 months from your effective date of hire. After that period, this would then be reduced to a half-day per week. It is also understood that you may continue didactic teaching limited to 6-7 one-hour lectures and 2 3-hour workshops on the UCSF campus per year. Except as noted in this paragraph, as a full-time employee of the Company, you agree that you will devote all of your business time and attention to the business of the Company, and that the Company will be entitled to all the benefits and profits arising from or incident to all such work services and advice. You further agree that during the course of your employment with the Company, except as noted above, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, as determined by the Company.

  5.
  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company's standard "Confidential Information and Invention Assignment Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

  6.
  We will recommend to the Board of Directors of the Company (the "Board") that you be granted the opportunity to purchase 80,000 options of Common Stock of the Company ("Options"), under its 2001 Equity Incentive Plan, as amended (the "Plan") at the fair market value of the Company's Common Stock, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the Options will vest on the one year anniversary date of your employment, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years. The Options will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company's Board.

  7.
  In addition, you will be considered for promotion to Vice President within 12 months of your date of hire.

  8.
  While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company's Chief Executive Officer. Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

  9.
  For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

  10.
  This offer is contingent upon the positive results of the background check.

  11.
  This offer supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. This offer, if not accepted, will expire on December 10, 2007. Please sign this letter below and return one original, along with executed originals of the enclosed documents as applicable, to Anacor Pharmaceuticals, Inc., Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced and enclosed documents. A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ DAVID PERRY David Perry Chief Executive Officer

Enclosures:
Anacor Confidential Information and Invention Assignment Agreement
Anacor Summary of Benefits

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above. No further commitments were made to me as a condition of employment.

/s/ LEE THOMAS ZANE Lee Thomas Zane	Date Signed:	12/05/07	Start Date:	01/02/08